SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. ) 1



                           Senesco Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   817208 40 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 9, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)


--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------             ---------------------------------
   CUSIP No. 817208 40 8           13G               Page 2 of 5 Pages
------------------------------             ---------------------------------

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1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Christopher Forbes
----------------------------------------------------------------------------

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)|_|
                                                                   (b)|_|
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 3.   SEC USE ONLY

----------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
----------------------------------------------------------------------------

   NUMBER OF
    SHARES      5.  SOLE VOTING POWER            336,938
                ------------------------------------------------------------
 BENEFICIALLY
   OWNED BY     6.  SHARED VOTING POWER          N/A
                ------------------------------------------------------------
     EACH
   REPORTING    7.  SOLE DISPOSITIVE POWER       336,938
                ------------------------------------------------------------
  PERSON WITH   8.  SHARED DISPOSITIVE POWER     N/A
----------------------------------------------------------------------------

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                 336,938
----------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                |_|
----------------------------------------------------------------------------

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                5.3%

----------------------------------------------------------------------------

 12.  TYPE OF REPORTING PERSON*                                       IN
----------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).     NAME OF ISSUER:

               The issuer of the securities to which this statement relates is Senesco Technologies, Inc., a Delaware corporation.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The issuer's principal executive offices are located at 34 Chambers Street, Princeton, New Jersey 08542.

ITEM 2(a).     NAME OF PERSON FILING:

               The person filing is Christopher Forbes.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The principal business office is c/o Forbes, Inc., 60 Fifth Avenue, New York, New York 10011.

ITEM 2(c).     CITIZENSHIP:

               The citizenship is U.S.A.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               The title of the class of securities is common stock, $0.01 par value.

ITEM 2(e).     CUSIP NUMBER:

               The CUSIP number is 817208 40 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Selection of a filing category pursuant to Rule 13d-1(b), or 13d-2(b) or (c) is not applicable to Christopher Forbes.

ITEM 4.        OWNERSHIP.

               (a) The number of shares beneficially owned by Christopher Forbes is 336,938, which includes 20,000 shares subject to options which are currently exercisable.

               (b)  The percent of the class held by Christopher Forbes is 5.3%.

               (c)  (i)   Christopher Forbes has sole power to vote or to direct
                          the vote of 336,938 shares, assuming the exercise of the options.

                    (ii) The shared power to vote or to direct the vote of shares is not applicable.

                    (iii) Christopher Forbes has  sole  power  to  dispose or to direct the disposition of 336,938 shares, assuming the exercise of the options.

                    (iv)  The  shared   power  to   dispose  or  to  direct  the
                          disposition of shares is not applicable.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7.        IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 9, 1999                          /s/ Christopher Forbes
                                          -----------------------------------
                                          Christopher Forbes  (Stockholder)


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

            Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

            Attention.   Intentional   misstatements   or  omissions  of  fact
      constitute Federal criminal violations (See 18 U.S.C. 1001.).